Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-43716, 333-50579, 333-50581,
333-50585, 333-53331, 333-62884, 333-65405, 333-104222, 333-10614, 333-121053) of Trammell Crow Company and Subsidiaries pertaining to the Restricted Stock and Nonstatutory Stock Option Awards to Certain Employees, the Trammell Crow Company Employee Stock Purchase Plan, as amended, the Trammell Crow Company 1997 Stock Option Plan, the Trammell Crow Company Long-Term Incentive Plan, as amended, the Trammell Crow Company Retirement Savings Plan, and Restricted Stock to Certain Employees of our report dated March 8, 2005, with respect to the consolidated financial statements of TFK Retail, Ltd. included in the Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Dallas, Texas
March 13, 2006